UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 29, 2012
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 S. Clark Drive, Tempe, AZ		85281
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		480 967-5146

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
(i) On June 29, 2012, the executive officers of Amtech Systems, Inc. (the “Company”) volunteered the following reductions in their base salaries, which were approved by the Company's Compensation and Options Committee of the Board of Directors and the Board of Directors:

•	Jong S. Whang, the Company's Executive Chairman, from $400,000 to $320,000;

•
Fokko Pentinga, the Company's Chief Executive Officer and President, from $370,000 to $314,500 (which salary continues to be paid primarily in Euros based upon the exchange rate in effect as of December 15, 2011);

•	Bradley C. Anderson, the Company's Executive Vice President-Finance and Chief Financial Officer, from $265,000 to $225,250;

•	Robert T. Hass, the Company's Vice President and Chief Accounting Officer, from $170,000 to $153,000; and

•	Jeong Mo Hwang, the Company's Vice President and Chief Technology Officer, from $170,000 to $153,000.
Each of the salary decreases is effective as of July 1, 2012.

(ii) On June 29, 2012, the Company entered into an Employment Agreement with Fokko Pentinga (the "Employment Agreement"), the Company's chief executive officer. The Employment Agreement is attached as Exhibit 10.1 and incorporated by reference herein.

Term: January 1, 2012 and continuing for an indefinite period of time.

Base Salary: US$370,000 per annum, reviewed on an annual basis by the Compensation and Options Committee of the Board of Directors.

Incentive Compensation:  Mr. Pentinga will receive an annual cash bonus determined in accordance with an annual bonus plan adopted by the Compensation and Options Committee.

Stock Options and Restricted Stock:  Mr. Pentinga will be entitled to hold his current outstanding options and restricted stock grants and will receive an annual grant of stock options and restricted stock.

Benefits:  Mr. Pentinga will be entitled to receive from the Company such employee benefits as are provided to other executive officers of the Company.

Severance:  In the case of an involuntary termination without cause, Mr. Pentinga is entitled to receive salary, incentive compensation and vacation accrued through the date of termination, plus (i) an amount equal to two years of his base salary in effect on the date of termination; (ii) an amount equal to the maximum amount of incentive compensation he could earn for the fiscal year in which the termination occurs; and (iii) full vesting of all outstanding stock options and restricted stock held by him. In the case of a voluntary termination, or if the Company terminates Mr. Pentinga's employment for cause, Mr. Pentinga will be entitled to receive salary and accrued vacation through the date of termination only.

Change in Control:  In the event of an involuntary termination without cause during a “pending change in control” or within one year following the occurrence of a “change in control”, Mr. Pentinga will be entitled to receive, in lieu of the severance payment otherwise payable, (i) an amount equal to three years of his base salary in effect on the date of termination of his employment, (ii) the maximum amount of the incentive compensation which he could earn for the fiscal year in which the termination occurs, and (iii) full vesting of all outstanding stock options and restricted stock he holds.

On July 1, 2012, the Company entered into an amendment to the Employment Agreement with Mr. Pentinga (the “Pentinga Amendment”), reducing his base salary from $370,000 to $314,500. The Company also entered into an amendment to the current employment agreement, dated February 9, 2012, with Jong S. Whang (the “Whang Amendment”), reducing his base salary from $400,000 to $320,000.

The foregoing descriptions of the Employment Agreement, the Pentinga Amendment and the Whang Amendment are qualified in their entirety by the text of those agreements.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	The Employment Agreement between Amtech Systems, Inc. and Fokko Pentinga, dated June 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.
Date:	July 6, 2012	By	/s/ Bradley C. Anderson
Name: Bradley C. Anderson Title: Executive Vice President and Chief Financial Officer